Exhibit 10.3

THIRD AMENDMENT
 TO
OFFER OF EMPLOYMENT LETTER

This THIRD AMENDMENT TO OFFER OF EMPLOYMENT LETTER (this “Third Amendment”) is made the 30th day of June, 2009, by and between AXS-One Inc., a Delaware corporation (the “Company”), and Philip L. Rugani (the “Employee”).  Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Offer of Employment Letter (as defined below).

WHEREAS, the Company and the Employee are parties to an offer of employment letter dated as of September 4, 2007, as amended by an Amendment to Offer of Employment Letter dated as of August 12, 2008 and a Second Amendment to Offer of Employment Letter dated as of January 27, 2009 (collectively, the “Offer of Employment Letter”), pursuant to which the Company retained the Employee to serve as Executive Vice President, Field Operations of the Company; and

WHEREAS, the parties now wish to effect certain changes to the severance benefits payable to the Employee pursuant to the Offer of Employment Letter and in accordance with that certain Agreement and Plan of Merger dated as of April 16, 2009 (the “Merger Agreement”) by and among Unify Corporation (“Parent”), UCAC, Inc. and the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

1.           Amendments.  The following provisions of the Offer of Employment are hereby amended as follows:

(a)           The first paragraph of the section of the Offer of Employment Letter entitled “Change of Control” is deleted and the following substituted therefor:

“Change of Control: In the event of a termination of your employment hereunder by the Company without Cause or by you for Good Reason (as defined below) and, in either case, under circumstances constituting an Involuntary Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(n) on or within 12 months following a Change of Control, the Company will pay you a separation pay benefit (the “Change of Control Severance Payments”) equal to the amount of the Severance Payments payable pursuant to the section above entitled “Severance Package” (i.e., three (3) months of your annual rate of base salary (as of your Separation from Service date)), payable over a three-month period as provided in clauses (i) through (iii) of the section above entitled “Severance Package”; provided, that if Parent sells or otherwise transfers all or substantially all of the Company’s assets prior to the end of such three-month period, or if Parent is acquired (by merger, tender offer or otherwise) by a third-party acquirer prior to the end of such three-month period, then Parent (or the surviving company) shall, within five business days following such change of control event, pay to the Employee, in a lump sum, the full amount of the remaining Change of Control Severance Payments.  For purposes of this section, your “annual rate of base salary” means such rate as was in effect on the original effective date of the Offer of Employment Letter (i.e., $275,000).  In addition, if COBRA continuation coverage under any Company (or successor) healthcare plan is elected, the Company (or successor) shall provide such coverage at no cost to you for the period of the COBRA coverage or six months, whichever is shorter.  You will also be entitled to prompt payment of (A) any accrued but unpaid salary, automobile allowance and vacation, (B) any earned but unpaid bonus (subject, if applicable, to the terms of any deferred compensation arrangements), and (C) reimbursement of business expenses incurred prior to the date of termination.”

(b)           The section of the Offer of Employment Letter entitled “Change of Control” is amended by adding a new paragraph as follows:

“For purposes of this paragraph, the terms “Net License Revenue”, “Old Notes”, “Earn-Out” and “Parent Shares” have the meanings ascribed to such terms in the Merger Agreement.  In addition to the Change of Control Severance Payments described above, in the event of a termination of employment hereunder by the Company without Cause or by you for Good Reason and, in either case, under circumstances constituting an Involuntary Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(n) on or within 12 months following a Change of Control pursuant to the Merger Agreement, you will be eligible to receive additional compensation in the form of earn-outs (collectively, the “Management Performance Shares”) based upon Net License Revenue recorded over the same period in which the holders of Old Notes will be eligible to receive their Earn-Out shares.  The Management Performance Shares shall be earned and distributed in accordance with the provision of Section 4.7(b) of the Merger Agreement, so that after holders of Old Notes have received 2,580,000 Parent Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent) as Earn-Out, you will receive 8.03% of one-half of the next 342,500 Parent Shares (as adjusted to reflect stock splits, stock dividends and reverse stock splits of Parent) distributed as Earn-Out, up to a maximum of 13,750 Parent Shares.  Issuance of the Management Performance Shares will be made to you on the same basis as the issuance of Earn-Out Parent Shares to the holders of Old Notes. The protective provisions described in Section 4.7 of the Merger Agreement shall apply for your benefit as if incorporated in this paragraph.”

2.           Effect of Amendment.  The parties hereby agree and acknowledge that except as provided in this Third Amendment, the Offer of Employment Letter remains in full force and effect and has not been modified or amended in any other respect, it being the intention of the Company and the Employee that this Third Amendment and the Offer of Employment Letter be read, construed and interpreted as one and the same instrument.

3.           Governing Law.  This Third Amendment shall be interpreted under, and construed in accordance with, the laws of the State of New Jersey, exclusive of its choice of law provisions.

4.           Counterparts.  This Third Amendment may be executed and delivered (including by facsimile or electronic transmission) in multiple counterparts, each of which shall be an original, so that all of which taken together shall constitute one and the same instrument.

5.           Further Assurances.  Each of the parties hereto will, at the request of the other party, execute, deliver and acknowledge, without any consideration, such additional documents, instruments or certificates or do or cause to be done such other things as are reasonably necessary or desirable to make effective the agreements and transactions contemplated by this Third Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment on the year and date first above written.

AXS-ONE INC.

By:/s/ William P. Lyons
Name:  William P. Lyons
Title:  Chief Executive Officer

EMPLOYEE:

/s/ Philip L. Rugani
Philip L. Rugani

[Signature Page to Third Amendment to Offer of Employment Letter]